UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2014

Eagle Materials Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12984	75-2520779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas	75219
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number including area code: (214) 432-2000

Not Applicable

(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 30, 2014, Eagle Materials Inc. (the “Company”) entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”), with certain banks and financial institutions, including JPMorgan Chase Bank, N.A., as Administrative Agent, establishing a 5-year $500 million, senior revolving credit facility. The Credit Agreement also provides (on an uncommitted basis) for up to $250 million of possible future increases to the maximum amount of the revolving credit facility (through an “accordion” feature). The Credit Agreement matures on October 30, 2019 and replaces the Company’s previous $400 million revolving credit facility which was scheduled to mature on December 16, 2015.

Borrowings under the Credit Agreement will bear interest, at the Company’s option, at a floating rate equal to either (a) the Alternate Base Rate (as defined in the Credit Agreement), plus a margin between 0.00% and 1.25%, depending on the Company’s ratio of consolidated indebtedness to consolidated EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization, or (b) the eurodollar deposit rate in the London interbank market, plus a margin between 1.00% and 2.25%, depending on the ratio of our consolidated debt to consolidated EBITDA. The Company will pay a commitment fee equal to 0.10% to 0.35% of the unused commitment, depending on the ratio of our consolidated debt to consolidated EBITDA. Any proceeds from borrowings under the Credit Agreement may be used for general corporate purposes. Loans under the credit facility may be prepaid without premium or penalty.

The Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants that, among other things, restrict the Company’s and certain of its subsidiaries’ ability, in certain circumstances, to (1) incur indebtedness, (2) create liens, (3) engage in fundamental transactions or material asset sales, (4) make certain investments, loans or advances, (5) enter into certain swap or similar agreements, (6) make certain restricted payments, (7) engage in certain transactions with affiliates, (8) enter into certain types of restrictive agreements, and (9) enter into certain sale and lease-back transactions. The Credit Agreement also contains financial covenants requiring a minimum interest coverage ratio and maximum leverage ratio. The Company’s ratio of consolidated EBITDA to consolidated interest expense may not be less than 2.50 to 1.00, on a rolling four quarter basis. The Company’s ratio of consolidated indebtedness to consolidated EBITDA may not exceed 3.50 to 1.00, on a rolling four quarter basis.

The Credit Agreement contains customary default provisions, including, but not limited to, the failure to make required payments; material breaches of representations, warranties or certifications; the failure to observe or perform certain covenants, conditions or agreements; the failure to pay or default of certain other indebtedness; certain adverse material monetary judgments, bankruptcy, insolvency and a change of control; and the invalidity or unenforceability of the subsidiary guaranty, described below. If any such Events of Default (as defined in the Credit Agreement) have occurred and are continuing, then the lenders would be permitted to declare any outstanding amounts immediately payable and would be permitted to terminate future lending commitments.

Borrowings under the Credit Agreement are guaranteed by all major operating subsidiaries of the Company.

The Company intends to file the Credit Agreement as an exhibit to the Company’s next Form 10-Q. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the agreement.

Item 1.02. Termination of a Material Definitive Agreement

On October 30, 2014, the Company terminated its Second Amended and Restated Credit Agreement, dated as of December 16, 2010, as amended, with the banks and financial institutions party thereto, including JP Morgan Chase Bank, N.A. as administrative agent, in connection with entering into the Third Amended and Restated Credit Agreement described in Item 1.01 above, which description is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The description relating to the Third Amendment and Restated Credit Agreement in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE MATERIALS INC.

By:	/s/ D. Craig Kesler
D. Craig Kesler
Executive Vice President – Finance and Administration and Chief Financial Officer

Date: November 4, 2014